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                                                                     EXHIBIT 5.2



                                February 5, 2001



Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, MD 21090


Ladies and Gentlemen:

                We are acting as counsel to CIENA Corporation, a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of the Company's ___% covertible notes due __________, 2008 (the "convertible debt securities") and the underlying common stock, par value $.01 per share (the "SHARES"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with the Registration Statement.

                For purposes of this opinion letter, we have examined copies of the following documents:

                1.      The form of convertible debt securities.

                2.      An executed copy of the Registration Statement.

                3. The Third Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on January 29, 2001 and by the Secretary of the Company on the date hereof as then being complete, accurate, and in effect.


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                4.      The Amended and Restated Bylaws of the Company, as
                        certified by the Secretary of the Company on the date hereof as then being complete, accurate, and in effect.

                5. Resolutions of the Board of Directors of the Company adopted by the written consent on January 14, 2001 and at a board meeting on February 4, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and related matters, and resolutions of the 2001 Pricing Committee of the Board of Directors (the "PRICING COMMITTEE") of the Company adopted on February 1, 2001 and February 5, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, authorizing the issuance and sale of up to $525,000,000 of the convertible debt securities as well as the underlying Shares and arrangements in connection therewith.

                6. The proposed form of Indenture under which the convertible debt securities will be issued by and between First Union National Bank (the "Trustee") and the Company (the "INDENTURE").

                7. The proposed form of Underwriting Agreement among the Company and Goldman, Sachs & Co., Morgan Stanley Dean Witter, Banc of America Securities LLC and Robertson Stephens, filed as Exhibit 1.02 to the Registration Statement (the "UNDERWRITING AGREEMENT").

                In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement and the Indenture, (ii) effectiveness of the Registration Statement, (iii) due authentication of the convertible debt securities by the Trustee and (iv) due execution and delivery of the convertible debt securities on behalf of the Company upon receipt by the Company of the consideration for the convertible debt securities in accordance with the terms of the Underwriting Agreement, the convertible debt securities will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms.

                In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

                Based upon, subject to and limited by the foregoing, we are also of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement and the Indenture, (ii) effectiveness of the Registration Statement and (iii) issuance of the Shares upon conversion of the convertible debt securities, the Shares will be validly issued, fully paid and nonassessable.

                This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no


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obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                The opinions expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions elsewhere set forth in this opinion letter, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

                We hereby consent to the filing of this opinion letter as
Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus relating to the convertible debt securities constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                                Very truly yours,



                                                HOGAN & HARTSON L.L.P.